Exhibit 99.1

Star Scientific Holds Shareholder Meeting, Discusses Important New Research Findings on Ariva®, Stonewall® Dissolvable Smokeless Tobacco Products

December 18, 2007 – Petersburg, Virginia – Star Scientific, Inc. (NASDAQ:STSI) held its annual shareholder’s meeting on Friday, December 14 in Washington, DC. Paul L. Perito, the company’s Chairman, President and COO, and David Dean, Vice President for Sales and Marketing, each made presentations on the previous year’s activities and goals for 2008.

Mr. Perito reviewed a numbers of “firsts” the company had achieved during the past seven years, which included the introduction of a new tobacco product category—low-TSNA dissolvable smokeless tobacco. Ariva® and Stonewall® , and their characteristics, are unique among all tobacco products currently being manufactured: the patented dissolvable products are the only product in their category, and their TSNA levels are the lowest of any tobacco product in the marketplace. TSNAs, or tobacco-specific nitrosamines, are widely recognized as one of the most powerful cancer-causing agents in tobacco leaf and smoke, and importantly, they are the major group of carcinogens in smokeless tobacco.

Mr. Perito summarized the findings from two studies conducted by a group of researchers with the Transdisciplinary Tobacco Use Research Center (TTURC) at the University of Minnesota Cancer Center. These studies, which were presented in the December, 2007 Nicotine & Tobacco Research Journal, recruited adult dependent smokers to use either a medicinal nicotine lozenge or a smokeless tobacco product (Ariva® or Exalt) for two weeks, and to then use the other product for two weeks. In the fifth and final week, subjects were free to use either the smokeless product or the lozenge by choice. The studies revealed that “Ariva was preferred over the medicinal nicotine lozenge, which was preferred over Exalt.”

The subjects also were tested for levels in their systems of a TSNA biomarker known as NNAL. In commenting on the NNAL levels among subjects using Ariva®, the authors noted, “Interestingly, total NNAL levels in subjects who used Ariva, although higher, were not significantly different from those in subjects who used the medicinal nicotine lozenge.” “These findings make it difficult to ignore the potential of some ST [smokeless tobacco] products, specifically Ariva, to reduce exposure to tobacco-specific nitrosamines, particularly NNK, which has been established as a potent lung carcinogen and suggested to be a possible contributing factor in the development of oral cancer associated with tobacco use”.

The article concluded that, “In summary, results from the present study suggest that a low-nitrosamine [smokeless tobacco] product has strong potential as a harm reduction product and warrants further investigation.” “Among the various brands of smokeless products sold in the United States and in other countries, a product such as Ariva has the greatest promise for harm reduction because of its low nitrosamine level”. Mr. Perito commented that the company was gratified that research conducted by completely independent third parties (funded by a grant from the National Institutes for Health) validates Star’s own conclusions about Ariva® and Stonewall®.

Mr. Dean presented a summary of marketing and distribution efforts. He noted that the company had added 130 new distributors for Ariva® and Stonewall® during 2007, a 166% increase over 2006. The distribution network for Ariva® and Stonewall® includes the three largest distributors in the United States, Core-Mark, McLane and HT Hackney. At the retail level, Mr. Dean reported that Stonewall® is now available throughout the Food Lion grocery store chain, the Flying J Truck Stop chain, and in a number of Kroger grocery stores. During 2007 Star introduced Natural and Java blends for Stonewall® in addition to the original Wintergreen blend. Ariva® Wintergreen blend is available throughout the Walgreen’s and Rite Aid drug store chains. Rite Aid also will stock the new Ariva® Java blend beginning in first-quarter 2008.

Mr. Perito also summarized the status of the company’s appeal of the US District Court’s January and June, 2007 rulings in its patent infringement lawsuit against RJ Reynolds Tobacco Company (RJR). Star filed its opening brief with the Federal Circuit Court of Appeals on September 10, and RJR filed its brief in opposition on November 20. Star will file its reply brief by Friday, December 21. This will complete the briefing process. The Federal Circuit Court of Appeals will then assign a date for oral arguments before a three-judge panel.

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This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the challenges inherent in new product development initiatives, particularly in the smokeless tobacco area, the uncertainties inherent in the progress of scientific research, the Company’s ability to raise additional capital in the future necessary to maintain its business, potential disputes concerning the Company’s intellectual property, risks associated with litigation regarding such intellectual property, potential delays in obtaining any necessary government approvals of the Company’s low-TSNA tobacco products, market acceptance of the Company’s new smokeless tobacco products, competition from companies with greater resources than the Company, the Company’s decision not to join the Master Settlement Agreement (“MSA”), the effect of state statutes adopted under the MSA and any subsequent modification of the MSA, and the Company’s dependence on key employees and on its strategic relationships with Brown & Williamson Tobacco Corporation in light of its combination with RJ Reynolds Tobacco Company, Inc. The impact of potential litigation, if initiated against or by individual states that have adopted the MSA, could be materially adverse to the Company.

See additional discussion under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 16, 2007, and as amended on Form 10-K/A on April 30, 2007, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission, available at www.sec.gov. The Company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

About Star Scientific

Star Scientific is a technology-oriented tobacco company with a toxin reduction mission. It is engaged in the development of tobacco products that deliver fewer carcinogenic toxins (principally tobacco specific nitrosamines, or TSNAs), through the utilization of the innovative StarCured® tobacco curing technology, and in sublicensing that technology to others. Star Scientific has a Corporate and Sales Office in Chester, VA, an Executive, Scientific & Regulatory Affairs office in Bethesda, MD, and manufacturing and tobacco processing facilities in Chase City, VA and in Petersburg, VA.

See Star’s website at: http://www.starscientific.com

Contact:

Sara Troy Machir

Vice President, Communications & Investor Relations

smachir@starscientific.com

(301) 654-8300

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